Exhibit 99.1

American Public Education Reports Third Quarter 2016 Results

CHARLES TOWN, W.Va, Nov. 7, 2016 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended September 30, 2016.

Selected Financial Data:

  Third quarter 2016 consolidated revenue decreased 3.3% to $73.8 million, compared to $76.3 million in the same period of 2015.
  GAAP net income for the third quarter of 2016 decreased to $0.3 million, or $0.02 per diluted share, compared to $6.8 million, or $0.41 per diluted share, in the same period of 2015.
  Adjusted net income for the third quarter of 2016 was $5.7 million, or $0.35 per diluted share.  Adjusted net income for the third quarter of 2016 excludes a $4.0 million write-off of student course registration software development in our APEI segment and a $4.7 million expense for impairment of goodwill in our HCON segment, and reflects the applicable tax effect of those adjustments.  For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Registrations and Enrollment Highlights:

  Net course registrations at American Public University System decreased approximately 10% in the third quarter of 2016, compared to the prior year period.  Net course registrations by returning students decreased approximately 8% year-over-year and net course registrations by new students decreased approximately 23% year-over-year in the third quarter of 2016.
  Active student enrollment at American Public University System decreased 8% year-over-year to approximately 91,000 students as of September 30, 2016.
  Total student enrollment at HCON decreased approximately 11% to 1,610 students for the three months ended September 30, 2016.   However, new student enrollment for the three months ended December 31, 2016 (Fall 2016) increased by approximately 1% year-over-year to more than 530 students - the largest cohort of new student at HCON since Fall 2014.

Financial Results:

Total consolidated revenue for the third quarter of 2016 decreased 3.3% to $73.8 million, compared to total revenue of $76.3 million in the third quarter of 2015. Consolidated income from operations before interest income and income taxes in the third quarter of 2016 was $0.4 million, compared to consolidated income from operations before interest income and income taxes of $10.5 million in the third quarter of 2015. GAAP net income for the third quarter of 2016 was $0.3 million, or $0.02 per diluted share, compared to GAAP net income of $6.8 million, or $0.41 per diluted share for the third quarter of 2015. The weighted average diluted shares outstanding for the third quarter of 2016 and 2015 were approximately 16.2 million and 16.7 million, respectively.

Adjusted net income for the third quarter of 2016 was $5.7 million, or $0.35 per diluted share. Adjusted net income for the third quarter of 2016 excludes a $4.0 million write-off of student course registration software development in our APEI segment and a $4.7 million expense for impairment of goodwill in our HCON segment, and reflects the applicable tax effect of those adjustments. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

For the nine months ended September 30, 2016, total consolidated revenue decreased 3.1% to $234.5 million, compared to $242.0 million in the prior year period. Consolidated income from operations before interest income and income taxes for the nine months ended September 30, 2016 was $27.0 million, compared to $36.6 million in the prior year period. GAAP net income for the nine months ended September 30, 2016 was $17.3 million, or $1.07 per diluted share, compared to net income of $22.6 million, or $1.33 per diluted share in the prior year period. The weighted average diluted shares outstanding for the nine months ended September 30, 2016 and 2015 were approximately 16.2 million and 17.0 million, respectively.

Adjusted net income for the nine months ended September 30, 2016 was $22.7 million, or $1.40 per diluted share. Adjusted net income for the nine months ended September 30, 2016 excludes a $4.0 million write-off of student course registration software development in our APEI segment and a $4.7 million expense for impairment of goodwill in our HCON segment, and reflects the applicable tax effect of those adjustments. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of September 30, 2016 were approximately $137.7 million with no long-term debt. Capital expenditures were approximately $9.7 million for the nine months ended September 30, 2016, compared to $19.6 million in the prior year period. Depreciation and amortization was $14.6 million for the nine months ended September 30, 2016, compared to $14.2 million for the same period of 2015.

Registrations and Enrollment:

American Public University System[1]
For the three months ended September 30,	2016	2015	% Change
Net Course Registrations by New Students	12,300	15,900	-23%
Net Course Registrations	84,600	94,200	-10%

For the nine months ended September 30,	2016	2015	% Change
Net Course Registrations by New Students	35,400	44,200	-20%
Net Course Registrations	262,400	282,800	-7%

As of September 30,
Active Student Enrollment[2]	91,000	99,000	-8%

Hondros College of Nursing[3]
For the three months ended September 30,	2016	2015	% Change
New Student Enrollment	320	400	-20%
Total Student Enrollment	1,610	1,810	-11%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2APUS Active StudentEnrollment represents the number of unique students who remain enrolled in a course past the first week of class or who have completed at least one course for which a grade was received within the last 12 months.
3HCONStudent Enrollment represents the total number of students enrolled in a course immediately after the quarter's add/drop period.

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income, which excludes certain charges for disposals of long-lived assets (the write-off of student course registration software development) and impairment of goodwill, and reflects the applicable tax effect of those adjustments. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Fourth Quarter 2016 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2016 consolidated revenues to decrease between approximately 6% and 3% year-over-year, compared to the prior year period of 2015. The Company expects consolidated net income of between $0.38 and $0.43 per diluted share in the fourth quarter of 2016.

American Public Education also expects the following results from its subsidiaries in the fourth quarter of 2016:

  At American Public University System, net course registrations by new students are expected to decrease between 30% and 26% year-over-year and net course registrations are expected to decrease between 14% and 10% year-over-year.
  At Hondros College of Nursing, new student enrollment increased by approximately 1% year-over-year and total student enrollment decreased by approximately 13% year-over-year for the three months ended December 31, 2016. 3

Webcast:

A live webcast of the Company's third quarter 2016 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 90,000 adult learners worldwide and offer more than 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the period ended September 30, 2016 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2016	2015
	(Unaudited)

Revenues	$73,803	$76,291
Costs and expenses:
Instructional costs and services	28,357	29,167
Selling and promotional	13,139	14,062
General and administrative	17,125	17,616
Loss on disposals of long-lived assets	4,323	43
Loss on assets held for sale	822	—
Impairment of goodwill as	4,735	—
Depreciation and amortization	4,910	4,891

Total costs and expenses	73,411	65,779

Income from operations before
interest income and income taxes	392	10,512
Interest income, net	37	37

Income before income taxes	429	10,549
Income tax expense	85	3,796
Equity investment income/(loss)	(18)	4

Net income	$326	$6,757

Net income per common share:
Basic	$0.02	$0.41
Diluted	$0.02	$0.41

Weighted average number of
common shares:
Basic	16,075	16,562
Diluted	16,233	16,662

	Three Months Ended
Segment Information:	September 30,
	2016	2015
Revenues:
American Public Education, Inc.	$67,065	$69,233
Hondros College of Nursing	$6,738	$7,058
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$5,659	$10,049
Hondros College of Nursing	$(5,267)	$463

	Nine Months Ended
	September 30,
	2016	2015
	(Unaudited)

Revenues	$234,514	$241,998
Costs and expenses:
Instructional costs and services	86,968	89,123
Selling and promotional	44,592	47,233
General and administrative	50,703	54,845
Loss on disposals of long-lived assets	5,048	60
Loss on assets held for sale	822	—
Impairment of goodwill and intangible assets	4,735	—
Depreciation and amortization	14,624	14,178

Total costs and expenses	207,492	205,439

Income from operations before
interest income and income taxes	27,022	36,559
Interest income, net	111	78

Income before income taxes	27,133	36,637
Income tax expense	10,524	13,994
Equity investment income/(loss)	653	(20)

Net income	$17,262	$22,623

Net income per common share:
Basic	$1.07	$1.34
Diluted	$1.07	$1.33

Weighted average number of
common shares:
Basic	16,058	16,844
Diluted	16,175	16,974

	Nine Months Ended
Segment Information:	September 30,
	2016	2015
Revenues:
American Public Education, Inc.	$212,859	$219,263
Hondros College of Nursing	$21,655	$22,735
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$31,211	$34,179
Hondros College of Nursing	$(4,189)	$2,380

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the three and nine months ended September 31, 2016 and 2015:

(In thousands, except per share data)

	Three Months Ended September 30,
	2016		2015
	$	Per Share	$	Per Share
	(Unaudited)

Net income:	$326	$0.02	$6,757	$0.41
Add adjustments:
Loss on disposal of student course
registration software development	3,978	0.25	—	—
Impairment of goodwill	4,735	0.29	—	—
Tax effect of non-GAAP adjustments	(3,318)	(0.20)	—	—
Adjusted net income:	$5,721	$0.35	$6,757	$0.41

Weighted average number of diluted common
shares outstanding:	16,233		16,662

	Nine Months Ended September 30,
	2016		2015
	$	Per Share	$	Per Share
	(unaudited)

Net income:	$17,262	$1.07	$22,623	$1.33
Add adjustments:
Loss on disposal of student course
registration software development	3,978	0.25	—	—
Impairment of goodwill	4,735	0.29	—	—
Tax effect of non-GAAP adjustments	(3,318)	(0.21)	—	—
Adjusted net income:	$22,657	$1.40	$22,623	$1.33

Weighted average number of diluted common
shares outstanding:	16,175		16,974

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CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880